FIFTH AMENDMENT TO ACCOUNTS FINANCING
            AGREEMENT [SECURITY AGREEMENT]
                 AND LIMITED WAIVER


          This FIFTH AMENDMENT TO ACCOUNTS FINANCING
AGREEMENT [SECURITY AGREEMENT] AND LIMITED WAIVER (the
"Fifth Amendment") is entered into as of June 21, 1996 by and between FRUEHAUF TRAILER CORPORATION, a Delaware corporation ("Debtor") and CONGRESS FINANCIAL
CORPORATION (CENTRAL), an Illinois corporation
("Congress"). Except for terms which are expressly defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Loan Agreement
(as defined below).

                         R E C I T A L S:

          WHEREAS, Debtor and Congress are parties to that certain Accounts Financing Agreement [Security
Agreement] (the "Accounts Financing Agreement"), that certain Inventory and Equipment Security Agreement
Supplement to Accounts Financing Agreement [Security
Agreement], that certain Rider No. 1 to Accounts
Financing Agreement [Security Agreement] and Inventory and Equipment Security Agreement Supplement to Accounts
Financing Agreement [Security Agreement] (the "Rider") and that certain letter regarding Inventory Loans, each dated as of August 20, 1993 (collectively, as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement");

          WHEREAS, Debtor and Congress are parties to that certain Limited Waiver dated as of April 25, 1996
(the "Limited Waiver"), which, among other things, provided for Congress' waiver of certain provisions under the Loan Agreement relating to trailing liabilities and the Foreign Assets Sale;

          WHEREAS, Debtor has requested that Congress consent to the restructuring of part of the loan facility (the "Restructuring"); and

          WHEREAS, in connection with the Restructuring, Congress has required that Debtor enter into this Fifth
Amendment upon the terms and conditions contained herein.

          NOW, THEREFORE, in consideration of the
premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

I.   Amendments to the Loan Agreement.

A.   Definitions.

     1.   The definition of "Indenture" set forth in
Section 1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

          "Indenture" shall mean that certain Indenture dated as of May 1, 1995, by and between Debtor and IBJ
Schroder Bank & Trust Company, as Trustee thereunder, as amended by that certain First Supplemental Indenture dated as of June 21, 1996 and as it may be further amended, supplemented, amended and restated or otherwise modified from time to time.

     2.   Clause (b) of the definition of the term "Net
Cash Proceeds" set forth in Section 1 of the Loan
Agreement is hereby amended and restated in its entirety to read as follows:

     (b) amounts deposited in escrow or on deposit as collateral, in respect of (i)environmental or other liabilities not assumed by the purchaser in connection with such Asset Sale (ii) the sale of the Waverly
Equipment and the Partec Receivable or (iii) up to $100,000 in connection with certain regulatory approvals required in order to transfer certain of the Foreign
Assets, but, in each case, only so long as such amounts remain on deposit or in escrow, and

     3. The definition of the term "Net Cash Proceeds" set forth in Section 1 of the Loan Agreement is hereby amended by inserting "provided, however, that the Cash
Proceeds realized by Jacksonville Shipyards, Inc.
("JSI") from the sale of the Jacksonville Assets shall not, if JSI has granted Congress a Lien on such proceeds pursuant to documents in form and substance satisfactory to Congress, constitute Net Cash Proceeds" immediately after the words "required to be repaid under the terms thereof as a result of such Asset Sale" therein.

     4.   The definition of the term "Required Month End
Availability" set forth in Section 1 of the Loan
Agreement is hereby amended and restated to read in its entirety as follows:

          "Required Month End Availability" shall mean
(a) at all times prior to the time at which the Permanent Reserve shall equal $7,500,000, $10,000,000 and (b) at all times thereafter, $2,500,000.

     5.   The definition of the term "Intercreditor
Agreement" set forth in Section 1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

     "Intercreditor Agreement" shall mean that certain
First Amended and Restated Intercreditor Agreement dated as of May 1, 1995 by and between Congress, the Trustee, the Collateral Agent and certain other parties, as amended by that certain Amendment No. 1 to First Amended and Restated Intercreditor Agreement dated as of June
21, 1996 and as it may be further amended, supplemented, restated or otherwise modified from time to time.

     6. Section 1 of the Loan Agreement is hereby amended by adding the following defined terms in the appropriate alphabetical order:

          a.   "Bankruptcy Case" shall mean any
voluntary or involuntary case arising under the Bankruptcy Code.

          b.   "Consent Solicitation" shall mean that
letter dated June 14, 1996 from Borrower to the Holders
(as defined in the Indenture) regarding the Amended and Restated Consent Solicitation.

          c.   "Congress Consent Fee" shall mean a
consent fee payable to Congress and equal to $112,500.

          d.   "DIP Collateral" shall have the
definition ascribed to such term in the Interim Order.

          e.   "Escrow Account" shall mean that certain
Escrow Account established under the Escrow Agreement into which the certain proceeds from the sale of the Partec Receivable, the Waverly Equipment and certain other proceeds (in an amount equal to $100,000) from the Foreign Assets Sale shall be deposited and held by Congress as escrow agent under and pursuant to the Escrow Agreement.

          f.   "Escrow Agreement" shall mean that
certain Escrow Agreement dated as of June __, 1996, by and between FIL Partners, L.P., Congress, Borrower,
Fruehauf Corporation and Fruehauf International Limited, as the same may from time to time be amended, restated, supplemented or otherwise modified.

          g.   "Escrow Reserve" shall mean an amount
equal to the distributions made out of the Escrow
Account to Congress which are to be applied to increase the Escrow Reserve.

          h.   "Foreign Assets" shall mean (i) the
Debtor's current ownership interest in Societe
Europeenne de Semi-Remorques, S.A., a French corporation,

               (ii) the stock or other ownership
interests currently owned by Fruehauf International
Limited, a wholly owned subsidiary of the Debtor
("FIL"), in Henred Fruehauf (PTY) Limited, Henred
Fruehauf Properties (PTY) Limited, Nippon Fruehauf
Company Ltd., and F.L.A. Licensing, L.L.C., (iii) the
Debtor's and FIL's current interests in certain trademark and technology license agreements currently operative outside North America (including, without limitation, all of the Debtor's and FIL's rights to any fees payable under any such existing agreements and any renewals thereof that may be made in the future), (iv) all of the Debtor's current interests in (a) the trademark, service mark, trade or corporate name
"Fruehauf" and (b) patents and patent applications, in each case, outside North America and (v) the Debtor's indirect ownership interest in certain real property located in Germany.

          i. "Foreign Assets Sale" shall mean the sale of the Foreign Assets by Debtor, Fruehauf Corporation or
FIL, as the case may be, to Private Equity Investors, Inc. or an affiliate thereof in one or more transactions described in the Consent Solicitation.

          j.   "Interim Order" shall mean the draft of
that certain Interim Order (1) Authorizing
Debtors-In-Possession To Incur Post-Petition Secured
Indebtedness, (2) Granting Security Interests And
Priority Pursuant To 11 U.S.C. Section 364, (3)
Modifying Automatic Stay And (4) Setting Further
Hearing, which is dated April 11, 1996, relating to Debtor and its Subsidiaries.

          k. "Jacksonville Assets" shall mean (i) that certain real property owned by Jacksonville Shipyards, Inc. and located at Mayport Road, Jacksonville, Florida and (ii) that certain Pledged Note made by Jacksonville
Riverfront Development, Ltd., dated February 10, 1995.

          l.   "K-H Loan Agreement" shall mean that
certain Subordinated Revolving Note dated as of June 21,
1996 made by Debtor in favor of K-H Corporation, as the same may from time to time be amended, restated, supplemented or otherwise modified.

          m. "K-H Security Documents" shall mean those security agreements, pledge agreements, mortgages and similar documents each dated June 21, 1996 and executed by Debtor and/or its Subsidiaries in favor of K-H
Corporation, as the same may from time to time be amended, restated, supplemented or otherwise modified.

          n.   "Partec Receivable" shall mean those
accounts receivable in the face amount of approximately
$639,000 owed the Debtor and FIL by U.S. Partec
Licensing, Inc. and U.S. Partec Corporation.

          o. "Pre-Petition Collateral" shall have the definition ascribed to such term in the Interim Order.

          p. "Pre-Petition Guarantor Collateral" shall have the definition ascribed to such term in the Interim
Order.

          q.   "Waverly Equipment" shall mean that
certain idle trailer manufacturing equipment owned by the Debtor and located, as of June 13, 1996, in Waverly, Ohio.


II.  Amendments to the Accounts Financing Agreement.

A.   Section 2.1.   Section 2.1 of the Accounts
Financing Agreement is hereby amended by deleting "(vi) the Asset Sale Reserve at such time;" in the eighteenth line thereof and inserting "(vi) the Escrow Reserve at such time;" in its place.

B.   Section 2.3.   Section 2.3 of the Accounts
Financing Agreement is hereby amended by amending and restating the first sentence thereof to read as follows:

"Except in your discretion, the outstanding principal amount of all loans by you to us hereunder, under any rider or supplement hereto and/or evidenced by any promissory note executed in connection herewith shall not at any time exceed (i) the Maximum Credit minus
(ii) the Escrow Reserve at such time, minus (iii) the Permanent Reserve at such time minus (iv) an amount equal to the aggregate amount of all outstanding Letter of Credit Accommodations hereunder."

C.   Merger of Fruehauf Holdings Corporation.  Section
6.2 of the Accounts Financing Agreement is hereby amended by inserting ", except for the merger of Fruehauf Holdings Corporation into Debtor in accordance with the terms of the Consent Solicitation" immediately between the word "us" and the period in the third line thereof.

D.   Notices.  Section 10 of the Accounts Financing
Agreement is hereby amended and restated in its entirety to read as follows:

     Section 10.    NOTICES.

          10.1 All notices, requests and demands
hereunder shall be in writing and (a) made to Congress at its address as set forth below and to Debtor at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt, if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

Congress                         Debtor

Congress Financial               Fruehauf Trailer
Corporation (Central)            Corporation
100 South Wacker Drive           111 Monument Circle
Suite 1940                       Suite 3200
Chicago, IL  60606               Indianapolis, IN  46204

E. Addresses on Signature Page. The Debtor's address as set forth on the signature page to the Accounts
Financing Agreement is hereby deleted in its entirety.

III. Amendments to the Rider.

A. Section 6(bb)(b). Section 6(bb)(b) of the Rider is hereby amended and restated in its entirety to read as follows:

     "(b) use any Advances to make a payment of or on any Trailing Liabilities (as defined in the Indenture) to the extent Debtor can obtain funds under or pursuant to the K-H Loan Agreement to make such payment (it being agreed that to the extent available, Debtor shall borrow amounts under the K-H Loan Agreement to make payments of or on Trailing Liabilities). Amounts to make payments of or on Trailing Liabilities that may not be obtained under or pursuant to the K-H Loan Agreement may be funded by Advances; provided that Debtor make only a payment of or on a particular Trailing Liability if as of the last Business Day of the calendar month immediately preceding the month in which such payment is to be made, the Excess Loan Availability was at least equal to the Required Month End Availability; provided, additionally, Debtor may only use Advances to make payments of or on Trailing Liabilities during a particular month in an amount not to exceed the amount set forth opposite such month below (each such monthly permitted payment, a "Permitted Monthly Payment"):

      Month                    Permitted Monthly Payment

 June 1 - June 30                   $ 750,000

 July 1 - July 31                   $ 750,000
 August 1 - August 31               $ 700,000
 September 1 - September 30         $ 700,000
 October 1 - October 31             $ 700,000
 November 1 - November 30           $ 650,000
 December 1 - December 31           $ 600,000


The unused amount of any Permitted Monthly Payment for a particular month may be carried forward to the next successive month.

B. Exhibit 6(a). Exhibit 6(a) of the Rider is hereby amended to add the text accompanying, immediately following the text accompanying number 13 thereof, "14.
Liens in favor of K-H Corporation granted pursuant to the K-H Security Documents and/or the Assigned Documents
(as defined in that certain Note Purchase and Assignment
Agreement dated as of April 19, 1996, by and between Congress and K-H Corporation). 15. Those Liens pursuant to the put-call arrangement related to the Sindorf Property as described in the Consent
Solicitation. 16. Subordinate Liens securing the indebtedness of the Debtor incurred in connection with the settlement of the lawsuit styled Rebenstock v.
Fruehauf Trailer Corporation, et al., Case No. 92 CV
77050 DT, United States District Court for the Eastern
District of Michigan, Southern Division, as long as (a) such Liens and indebtedness are subordinated, pursuant to documentation in form and substance satisfactory to Congress in its sole discretion, to the Liens and indebtedness of or owing to Congress and (b) no payments are made or permitted to be made on or with respect to such indebtedness until the Obligations have been indefeasibly paid in full."

C.   Section 6.     Section 6 of the Rider is hereby
amended by adding the new Section 6 (oo), 6 (pp), 6(qq),
(6)(rr) and 6(ss) thereto, immediately following Section
6(nn) thereof, wherein such sections shall read as follows:


     (oo) In anticipating the potential need for the filing by Debtor of a Chapter 11 proceeding pursuant to the Bankruptcy Code, Debtor and Congress have negotiated the terms of the Interim Order and Debtor agrees that, in the event of such a filing, it will use its best efforts to assure that an order substantially similar to the Interim Order is obtained prior to using any Cash
Collateral (as defined below) for the payment of any outstanding debts under any interim or final order pursuant to a Bankruptcy Case. As used herein, "Cash
Collateral" shall mean all property of Debtor and the Subsidiaries (whether as pre-petition debtors or as debtors-in-possession or otherwise) that constitutes cash collateral in which Congress has an interest as provided in Section 363(a) of the Bankruptcy Code and shall include, without limitation:

          (i)  All cash proceeds arising from the
collection, sale, lease or other disposition, use or conversion of any property upon which Congress holds a lien or a replacement lien, whether as part of the Pre-Petition Collateral, Pre-Petition Guarantor
Collateral or other DIP Collateral or pursuant to an order of the bankruptcy court or applicable law or otherwise; and

          (ii) All deposits of Debtor and its
Subsidiaries.

          All of Debtor's and its Subsidiaries' cash on hand and cash flow from operations consists of proceeds of pre-petition Revolving Loans, or Accounts or Inventory that are Pre-Petition Collateral or Pre-Petition Guarantor Collateral and, therefore, all such cash is Cash Collateral.

     (pp) Debtor shall not seek to modify the terms of the Interim Order.

     (qq) In the event that a Bankruptcy Case is commenced by or against Debtor, Debtor shall use its best effort to provide that all amounts under the Loan
Documents are paid on a current basis.

     (rr) Whenever Debtor shall be entitled, pursuant to the Indenture, to obtain funds aggregating more than $10,000 from the Asset Sale Account (as defined in the Indenture), Debtor shall promptly obtain such funds from the Asset Sale Account pursuant to the procedures set forth in the Indenture prior to borrowing any funds under the Loan Agreement to be used for any or all of the purposes for which funds may be obtained from the Asset Sale Account.

     (ss) Debtor shall use its best efforts to undertake
(i) the orderly sale, assignment or other transfer of its assets or (ii) the merger, consolidation or other business combination of its business into or with another business entity. Debtor shall generate Net Cash
Proceeds from Asset Sales in an amount sufficient to cause the Permanent Reserve to be at least (a)
$6,000,000 as of December 31, 1996 and (b) $7,500,000 as
of March 31, 1997.

D.   Section 13.    Section 13 of the Rider is hereby
amended and restated in its entirety to read as follows:

          13.  Application of Proceeds of Collateral.

          The provisions of this Section 13 shall govern the application and payment to Congress, the Trustee and/or the Collateral Agent, as the case may be, of Net
Cash Proceeds of any Asset Sale of the Partec Receivable or any Other Collateral (as defined in the Intercreditor
Agreement) and shall be applicable in all circumstances, including, without limitation, in any Bankruptcy Case of which the Debtor or any Subsidiary is the subject or any other circumstance involving the distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the Collateral or any other Property of the Debtor or any Subsidiary.

               (a)  Foreign Assets Sale.     The Debtor,
either directly or through the actions of one or more of its subsidiaries, shall cause the Purchaser thereof to pay, upon the Receipt Date, the Net Cash Proceeds of the Foreign Assets Sale as follows: (i) the first
$4,614,832.50 shall be directly deposited with the Trustee to be held in trust for the benefit of the Holders to be paid to the Holders by the Trustee as the interest payment on the Noteholder Debt originally scheduled to be made May 1, 1996, (ii) the next $156,435 shall be directly deposited with the Trustee to be held in trust for the benefit of the Holders and used to pay the Noteholders Consent Fee (as defined in the Intercreditor Agreement), (iii) the next $6,000,000 shall be paid directly to Congress for application to the Congress Obligations in such order as Congress in its sole discretion shall elect, but shall not be applied to the Permanent Reserve and shall not limit or otherwise affect Congress' ability or right to have Net
Cash Proceeds from Asset Sales (other than the Foreign
Assets Sale) be paid to Congress to be applied to the Congress Obligations and/or the Permanent Reserve and
(iv) the balance shall be directly deposited with the Trustee to be held in trust for the benefit of the Holders and used to make an Asset Sale Offer (as defined in the Indenture) in accordance with the Indenture.

               (b)  Partec Receivable and Waverly
Equipment. The proceeds from the sale of the Partec
Receivable and the Waverly Equipment shall immediately be deposited into the Escrow Account and be subject to the Escrow Agreement. When and to the extent that funds are released to Congress pursuant to such Escrow
Agreement, Congress shall apply such funds to the Congress Obligations in such order as Congress in its sole discretion shall elect and the Escrow Reserve shall be increased by the amount of such funds so released to Congress.

               (c)  All Other Asset Sales.  All Net Cash
Proceeds of any Asset Sale (other than the Foreign
Assets Sale, the sale of the Partec Receivable and the sale of the Waverly Equipment) of any Other Collateral shall be paid and applied as follows:

     (1) Prior to the Turnover Time, to the extent the Permanent Reserve will not, after application of such Net Cash Proceeds to the Permanent Reserve, exceed the
Maximum Deficiency Amount, such Net Cash Proceeds (or such lesser portion equal to the difference between the Maximum Deficiency Amount and the Permanent Reserve immediately prior to such Asset Sale) shall be immediately paid to Congress for application to the Congress Obligations in such order as Congress in its sole discretion shall elect (and at such time the amount of such payment shall be credited to the Permanent
Reserve and the Permanent Reserve shall be increased by the amount of such payment);

     (2) After the Turnover Time, the remainder of such Net Cash Proceeds, if any, shall be immediately paid to the Trustee for application in accordance with the Indenture until the Noteholder Debt has been paid in full;

     (3) In all other circumstances thereafter, the remainder of such Net Cash Proceeds, if any, shall be paid to Congress for application to the Congress obligations in such order as Congress in its sole discretion shall elect (and at such time the Permanent
Reserve shall be increased by the amount of such payment).

E.   Section 14.    Section 14 of the Rider is hereby
amended and restated in its entirety to read as follows:

          "14. The Permanent Reserve.

          (a) The Permanent Reserve shall be increased from time to time as provided in Sections 13(c)(1) and 13(c)(3) hereof.

          (b) If (i) the aggregate principal amount of the Securities (as defined in the Indenture) tendered pursuant to an Asset Sale Offer (as defined in the Indenture), together with accrued interest thereon, is less than the aggregate amount of the Net Cash Proceeds available to make such Asset Sale Offer, and (ii) the Trustee is obligated pursuant to the Indenture to pay over such excess Net Cash Proceeds to Debtor, such excess Net Cash Proceeds shall be paid by the Trustee directly to Congress for application to the Obligations in such order as Congress in its sole discretion shall elect (and at such time the Permanent Reserve shall be increased by the amount of such payment), and Debtor hereby irrevocably authorizes and directs the Trustee to pay any such excess Net Cash Proceeds directly to Congress.


IV. Conditions to Effectiveness of Fifth Amendment. The effectiveness of this Fifth Amendment is subject to the satisfaction of the following conditions:

A. Fifth Amendment. Debtor shall have duly executed and delivered this Fifth Amendment.

B. Other Documents. All of the following documents shall have been executed and delivered by the relevant parties in form and substance satisfactory to Congress:

     1. that certain Amendment No. 1 to First Amended and Restated Inter-creditor Agreement dated as of the date hereof, by and between Congress and IBJ Schroder
Bank & Trust Company, as Trustee and Collateral Agent, and accepted and acknowledged by Debtor;

     2.   that certain Multi-Party Subordination
Agreement dated as of the date hereof, by and among Congress, K-H Corporation and IBJ Schroder Bank & Trust
Company, as Trustee and as Collateral Agent;

     3.   that certain Supplemental Note Purchase and
Assignment Agreement dated as of the date hereof, by and among Congress and K-H Corporation and accepted and acknowledged by Debtor;

     4.   that certain Supplemental Working Capital Term
Note dated as of the date hereof, made by Debtor in favor of Congress;

     5.   the Escrow Agreement;

     6. that certain First Supplemental Indenture dated as of the date hereof, by and among Debtor, the Trustee and the Collateral Agent;

     7.   the K-H Loan Agreement;

     8.   the K-H Security Documents;

     9.   the release by the Trustee and/or the
Collateral Agent of all liens and security interests and the relinquishment of all Collateral as contemplated by the Consent Solicitation; and

     10. the letter agreement with respect to certain representations and warranties and the amendment to the Jacksonville Security Agreement (as defined in the
Indenture) as contemplated by the Consent Solicitation.

C.   Congress Consent Fee.    Debtor shall have paid
Congress the Congress Consent Fee.

D. No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or threatened, which in the reasonable judgment of Congress would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the execution, delivery or performance by Debtor or any of the Subsidiaries of the Loan Documents, the making or repayment of the Advances, the consummation of the transactions effected pursuant to the terms of the Loan
Documents or the completion of the Foreign Assets
Sale, the sale of the Partec Receivable or the sale of the Waverly Equipment.

E. Additional Matters. Congress shall have received such other certificates, opinions, documents and instruments relating to the obligations or the transactions contemplated hereby and by the Loan
Documents as may have been reasonably requested by Congress, and all corporate and other proceedings and all other documents and all legal matters in connection with the transactions contemplated hereby and by the Loan Documents shall be reasonably satisfactory in form and substance to Congress.


V.   Limited Waiver.

     A. This Section V of this Fifth Amendment hereby replaces and supersedes that certain Limited Waiver dated as of April 25, 1996 by and between Debtor and Congress which shall cease to have any further force and effect.

     B. Congress hereby waives the provisions of the Loan Agreement to the extent necessary to permit (i) the Foreign Assets Sale to occur strictly in accordance with the definition of Foreign Assets Sale and (ii) the sale of the Partec Receivable and the Waverly Equipment.

     C. Each of Debtor and Congress acknowledge and agree that (i) an Event of Default exists pursuant to
Section 8(b) of the Rider as a result of the failure to pay the interest due on the Noteholder Debt on or about
May 1, 1996 when due and (ii) an Event of Default has occurred or may occur as a result of Debtor's breach of
Section 6(bb)(b) of the Rider (any and all such Events of Default, the "Forbearance Events").

     D. As long as (i) no Event of Default (other than a Forbearance Event) has occurred, and (ii) Debtor has paid the Forbearance Fee (as defined below) in a timely manner, Congress agrees to refrain from exercising any rights or remedies it may have as a result of a Forbearance Event. On the first day of each month after August 31, 1996, if the Permanent Reserve is not equal to at least $7,500,000, the Debtor shall pay
Congress a Forbearance Fee of $10,000 (which fee shall be fully earned and payable as of the first day of each such month) (such fee, the "Forbearance Fee"). At such time as the Permanent Reserve equals $7,500,000, Congress agrees, upon the request of Debtor, to enter into an agreement, in form and substance satisfactory to

Congress, pursuant to which Congress permanently waives any and all Forbearance Events which have occurred prior to such time.

VI.  Representations and Warranties.  In order to induce
Congress to enter into this Fifth Amendment, Debtor represents and warrants to Congress, upon the effectiveness of this Fifth Amendment, which representations and warranties shall survive the execution and delivery of this Fifth Amendment, that:

     A. Unencumbered Assets. Neither Debtor, nor any of its Subsidiaries, has any assets that are free from a security interest, mortgage, pledge, lien, charge or other encumbrance.

     B. Priority of Liens. The security interests and liens granted to Congress under the Loan Agreement and the other Loan Documents constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to existing liens indicated on Exhibit 6(a) to the Loan Agreement or the other liens expressly permitted pursuant to Section 6(a) of the Rider.

     C.   Adequate Collateral.     The fair market value
of Debtor's Collateral is greater than the sum of the outstanding balance of (i) the amounts owing to Congress pursuant to the Loan Agreement, (ii) all amounts owing to K-H Corporation pursuant to the K-H Loan Agreement, that certain Working Capital Term Note dated April 19,
1996 and that certain Supplemental Working Capital Term
Note dated June 21, 1996 and originally made by Debtor in favor of Congress and (iii) the Noteholder Debt.

     D. Due Incorporation; etc. Debtor and each of the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

     E.   No Default; etc. No Default or Event of
Default (other than Forbearance Events (as defined above) has occurred and is continuing after giving effect to this Fifth Amendment or would result from the execution or delivery of this Fifth Amendment or the consummation of the transactions contemplated hereby.

     F.   Corporate Power and Authority; Authorization.
Debtor has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Fifth Amendment and the Loan Documents to which it is a party and each Subsidiary has the corporate power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and the execution and delivery by Debtor and each of the Subsidiaries, and the performance by Debtor and each of the Subsidiaries of its obligations hereunder and the Loan Documents to which it is a party, have been duly authorized by all requisite corporate action by Debtor and each of the Subsidiaries.

     G.   Execution and Delivery. Debtor has duly
executed and delivered this Fifth Amendment. Debtor and each of the Subsidiaries has duly executed and delivered each Loan Document to which it is a party.

     H.   Enforceability.  The Loan Agreement, as
amended by this Fifth Amendment, and each other Loan
Document to which Debtor is a party, each constitutes a legal, valid and binding obligation of Debtor and each Loan Document to which a Subsidiary is a party constitutes a legal valid and binding obligation of such Subsidiary, enforceable against Debtor and each Subsidiary, as applicable, in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity.

     I. No Conflicts; etc. Neither the execution, delivery or performance by Debtor of this Fifth
Amendment, the K-H Loan Agreement and the K-H Security
Documents, nor compliance by Debtor with the terms and provisions hereof or thereof, nor the completion of the Foreign Assets Sale nor the execution, delivery and performance by each Subsidiary of each Loan Document or K-H Security Document to which it is a party, nor compliance with each Subsidiary with the terms and provisions thereof (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality or (ii) will conflict or be inconsistent with, or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any property or assets owned by it pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which the Debtor and/or a Subsidiary is a party or by which the Debtor and/or a Subsidiary or any of their respective property or assets is bound or to which the Debtor and/or a Subsidiary of Debtor may be subject, or (iii) will violate any provision of Debtor's and/or any Subsidiary's certificate of incorporation or by-laws.

     J. Consents; etc. Other than the filing of mortgages and deeds of trust and the Uniform Commercial
Code financing statements which have been executed and delivered to Congress on or before the date of the Fifth
Amendment, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of this Fifth
Amendment or the consummation of any of the transactions contemplated hereby.

     K. K-H Loan Agreement. The K-H Loan Agreement has been duly executed and delivered and a certified copy of the K-H Loan Agreement has been delivered to Congress.

     L. First Supplemental Indenture. The execution and delivery of the First Supplemental Indenture dated as of June 21, 1996, by and between Debtor and Trustee has been duly authorized by, and consented to by an affirmative vote of, the Holders (as defined in the Indenture) required to authorize and/or consent to the execution and delivery of such document.

     M.   Supplemental Indenture.  The Supplemental
Indenture has been duly approved by a vote of the Holders (as defined in the Indenture).

     N. Representations and Warranties. All of the representations and warranties contained in the Loan
Agreement and in the other Loan Documents (other than those which speak expressly only as of a different date) are true and correct as of the date of this Fifth
Amendment after giving effect to this Fifth Amendment.


VII. Miscellaneous.

     A. Effect; Ratification. The amendments set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of the Loan Agreement or of any other Loan
Document or (ii) prejudice any right or rights that Congress may now have or may have in the future under or in connection with the Loan Agreement or any other Loan
Document. Each reference in the Loan Agreement to "this
Agreement", "herein", "hereof" and words of like import and each reference in the other Loan Documents to the Loan Agreement shall mean the Loan Agreement as amended hereby. This Fifth Amendment shall be construed in connection with and as part of the Loan Agreement and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Agreement and each other Loan Document, except as herein amended or waived, are hereby ratified and confirmed and shall remain in full force and effect.

     B. Costs and Expenses. Debtor shall pay to Congress on demand all reasonable out-of-pocket costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Congress's rights in the Collateral, this Fifth
Amendment, the Loan Agreement, the other Loan Documents and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to: (a) all costs and expenses of filing or recording (including Uniform
Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for title insurance and other insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Congress, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Fifth Amendment, the Loan
Agreement and the other Loan Documents or defending any claims made or threatened against Congress arising out of the transactions contemplated hereby and thereby
(including, without limitation, preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Congress during the course of periodic field examinations of the Collateral and Debtor's operations, plus a per diem charge at the rate of $600 per person per day for Congress's examiners in the field and office; and (h) the fees and disbursements of counsel (including legal assistants) to Congress in connection with the Foreign Assets Sale or any of the foregoing.

     C. Certain Waivers; Release. (i) Debtor, for itself and any successor (including any trustee or debtor in possession in a case under the Bankruptcy
Code), hereby knowingly, voluntarily, intentionally and irrevocably waives (to the extent permitted by applicable law) any right which it may have upon the commencement of a case under the Bankruptcy Code to
(a) seek enforcement of the automatic stay provided under Section 362 of the Bankruptcy Code to prohibit
Congress from exercising such remedies as it may deem appropriate under the Loan Documents in respect of the Collateral, (b) oppose any motion or application brought by Congress seeking relief from the automatic stay provided under Section 362 of the Bankruptcy Code in respect of all or any portion of the Collateral, (c) file any motion or application seeking to obtain credit pursuant to Section 364(d) of the Bankruptcy Code or (d) object to or otherwise seek to disallow or subordinate any of the Obligations.

          (ii) Although Debtor does not believe that it has any claims against Congress, it is willing to provide Congress with a general and total release of all such claims in consideration of the extensions and other benefits which Debtor will receive pursuant to this Fifth Amendment. Accordingly, Debtor, for itself, each of its Subsidiaries and any successor (including any trustee or debtor in possession in a case under the Bankruptcy Code) of Debtor or such Subsidiary, hereby knowingly, voluntarily, intentionally and irrevocably releases and discharges Congress and its respective officers, directors, agents and counsel (each a "Releasee") from any and all actions, causes of action, suits, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, losses, liabilities, costs, expenses, debts, dues, demands, obligations or other claims of any kind whatsoever, in law, admiralty or equity, which Debtor or any of its Subsidiaries ever had, now have or hereafter can, shall or may have against any Releasee for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Fifth Amendment.

     D. Effectiveness. This Fifth Amendment shall immediately become effective as of the date first written above upon (i) the receipt by Congress of duly executed counterparts of this Fifth Amendment from Debtor and (ii) the satisfaction or written waiver of each condition precedent contained herein.

     E. Counterparts. This Fifth Amendment may be executed in any number of counterparts, each such counterpart constituting an original but all together constitute one and the same instrument.

     F. Severability. Any provision contained in this Fifth Amendment that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions of this Fifth Amendment in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction.

     G.   GOVERNING LAW.  THIS FIFTH AMENDMENT SHALL BE
GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE
WITH THE LAWS OF THE STATE OF NEW YORK.

       [Remainder of page intentionally blank]

          IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment as of the date first above written.


                       FRUEHAUF TRAILER CORPORATION


                       By: /s/ Timothy J. Wiggins
                           -----------------------
                       Title: Excutive Vice President
                             and Chief Financial Officer


                       CONGRESS FINANCIAL
                         CORPORATION (CENTRAL)


                       By: /s/ Thomas C. Lannon
                           ---------------------
                       Title: Vice President